Exhibit 4.10

RESTRICTED STOCK UNIT AWARD AGREEMENT

DASEKE, INC.
2017 Stock Ownership Program

[Canadian Employee]

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), is made as of the [•] day of [•], [20XX] between Daseke, Inc. (the “Company”), and [               ] (the “Participant”), and is made pursuant to the terms of the Company’s 2017 Stock Ownership Program, a sub-plan of the 2017 Omnibus Incentive Plan (the “Plan”).  Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

Section 1.                                           Restricted Stock Units.  The Company hereby issues to the Participant, as of the Grant Date, [ # ] restricted stock units (the “RSUs”), subject to such vesting, transfer and other restrictions and conditions as set forth in this Agreement (the “Award”).  Each RSU represents the right to receive one share, which share may only be issued by the Company from treasury, subject to the terms and conditions set forth in this Agreement and the Plan.  For purposes of this Agreement, the “Grant Date” shall be [            , 20XX].

Section 2.                                           Vesting Requirements.

(a)                                 Generally. Except as otherwise provided herein, the RSUs shall vest and become non-forfeitable with respect to the number of Shares subject to the Award on the  “Vesting Date” determined in accordance with the following schedule, subject to the Participant’s continuous employment with the Company and its Affiliates (“Service”) from the Grant Date through the Vesting Date.

Vesting Date	Vesting Percentage
1st anniversary of Grant Date	20%
2nd anniversary of Grant Date	20%
3rd anniversary of Grant Date	20%
4th anniversary of Grant Date	20%
5th anniversary of Grant Date	20%

(b)                                 Change in Control.  Notwithstanding Section 2(a) hereof, upon the occurrence of a Change in Control, 100% of any then unvested RSUs granted hereunder shall immediately become fully vested and non-forfeitable, provided that the Participant remains in continuous Service from the Grant Date through the occurrence of the Change in Control, except to the extent that a Replacement Award (as such award is defined and determined under Section 13 of the Plan) is provided to the Participant to replace or adjust this outstanding Award.

(c)                                  Involuntary Termination of Service due to Death or Disability. Notwithstanding Section 2(a) hereof, in the event of the Participant’s termination of Service prior to the Vesting Date by the Company and its Affiliates due to the Participant’s death or Disability, any then unvested RSUs shall immediately become vested and non-forfeitable on a pro rata basis based on the number of full months completed in the period beginning on the anniversary of the

Grant Date immediately preceding the Participant’s termination of Service (“Termination Date”) and ending on the Termination Date divided by twelve.

(d)                                 Other Terminations of Service.  Upon the occurrence of a termination of the Participant’s Service for any reason other than as contemplated by Section 2(c) hereof, all outstanding and unvested RSUs shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.  No period of notice of termination, termination pay or severance payment shall extend the time within which RSUs vest upon a termination of the Participant’s Service.  Notwithstanding anything to the contrary herein, upon a termination of the Participant’s Service for Cause, all RSUs, whether vested or unvested, shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.

Section 3.                                           Settlement.  As soon as reasonably practicable following the Vesting Date, Termination Date, or the occurrence of the Change in Control that does not include the receipt of any Replacement Award by the Participant, as applicable (and in any event within 60 days following the Vesting Date, Termination Date, or the occurrence of the Change in Control that does not include the receipt of any Replacement Award by the Participant, as applicable), any RSUs that become vested and non-forfeitable pursuant to Section 2 hereof shall be paid by the Company delivering to the Participant a number of Shares from treasury equal to the number of such RSUs.

Section 4.                                           Restrictions on Transfer.  No RSUs (nor any interest therein) may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance.  Notwithstanding the foregoing, at the discretion of the Committee, RSUs may be transferred by the Participant solely to the Participant’s spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including, but not limited to, trusts for such persons.

Section 5.                                           Adjustments.  The Award granted hereunder shall be subject to the adjustment as provided in Section 4(b) of the Plan.

Section 6.                                           No Right of Continued Service.  Nothing in the Plan or this Agreement shall confer upon the Participant any right to continued Service.

Section 7.                                           Tax Withholding.  The Company will withhold from the Shares to be issued to the Participant pursuant to Section 3 of this Agreement the number of Shares determined at up to the maximum allowable rate in the Participant’s relevant tax jurisdiction, based on the Shares’ Fair Market Value at the time such determination is made.

Section 8.                                           No Voting Rights as a Stockholder; No Rights to Dividends or Other Distributions.  The Participant shall not have any voting privileges of a stockholder of the

Company with respect to any RSUs unless and until Shares underlying the RSUs are delivered to the Participant in accordance with Section 3 hereof.  The Participant shall have no rights to dividends or payment equivalent to dividends in respect of any RSUs unless and until (and commencing after) Shares underlying the RSUs are delivered to the Participant in accordance with Section 3 hereof.

Section 9.                                           Clawback.  The Award will be subject to recoupment in accordance with any existing clawback policy or clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.  In addition, the Board may impose such other clawback, recovery or recoupment provisions as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of Cause.  The implementation of any clawback policy will not be deemed a triggering event for purposes of any definition of “constructive termination.”

Section 10.                                    Amendment and Termination.  Subject to the terms of the Plan, any amendment to this Agreement shall be in writing and signed by the parties hereto.  Notwithstanding the immediately-preceding sentence, subject to the terms of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Agreement and/or the Award; provided that, subject to the terms of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially impair the rights of the Participant or any holder or beneficiary of the Award shall not be effective without the written consent of the Participant, holder or beneficiary.

Section 11.                                    Securities Law Requirements.  Notwithstanding any other provision of this Agreement, the Company shall have no liability to make any distribution of Shares under this Agreement unless such delivery or distribution would comply with all applicable laws.  In particular, no Shares will be delivered to a Participant unless, at the time of delivery, the shares qualify for exemption from, or are registered pursuant to, applicable federal and state securities laws.

Section 12.                                    Construction.  The Award granted hereunder is granted by the Company pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan.  The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference.  In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.  The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.

Section 13.                                    Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

Section 14.                                    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 15.                                    Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 16.                                    Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

DASEKE, INC.

By:

Name:

Title:

PARTICIPANT

Participant’s Signature	Date

Name:

Address: